Exhibit 10.7

AMENDMENT #2
TO THE
PEOPLES SECURITY BANK & TRUST CO.
EMPLOYEE STOCK OWNERSHIP PLAN

As authorized by Section 7.2 of Peoples Security Bank & Trust Co. Employee Stock Ownership Plan (“Plan”) as amended and restated effective January 1, 2015, the employer, Peoples Security Bank and Trust Company, hereby amends the Plan in the following manner:

FIRST: Employer Contribution Allocation Formula

Section 3.2(c)(1) is amended to provide an allocation formula under which each eligible participant constitutes his own separate classification. As amended, Section 3.2(c)(1) shall read as follows:

The employer shall make a separate employer contribution for the plan year with respect to each classification. The trustee shall be notified by the employer in writing as to the amount being contributed with respect to each classification. Forfeitures for the plan year shall be allocated among the classifications in the same proportion as the separate employer contributions for the plan year. Each eligible participant shall constitute his own separate classification.

SECOND: Effective Date

This amendment is made effective as of January 1, 2019.

THIRD: Remaining Plan Provisions

All other provisions of the Plan remain in full force and effect.

Executed this 30 day of August, 2019 by the duly authorized agent of Peoples Security Bank and Trust Company.

/s/ Debra E. Adams

Title: Board Secretary